UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ITEX Corporation

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ITEX Announces Results for Second Quarter of Fiscal Year 2012

Bellevue, WA – March 8, 2012 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today filed its Form 10-Q with the Securities and Exchange Commission and announced results for its fiscal 2012 second quarter ended January 31, 2012.

“Our two core business revenue streams, transaction fees and association fees, both increased 2% in the quarter compared to the same three month period last year, and increased 3% and 2%, respectively, for the six month period ended January 31, 2012 compared to the same period last year. Operational income was 20% higher than last year’s second quarter, and net income increased 65% for the six month period ended January 31, 2012 compared to the same period last year, primarily due to the divestiture of two corporate owned offices and an increase in interest income. All in all a very good quarter and solid results for the first two quarters of fiscal 2012,” stated Steven White, Chairman and CEO.

Second Quarter 2012 Highlights

•	Revenue of $4.229 million compared to $4.417 million in the same period last year

•	Income from operations of $283,000 compared to $235,000 in the same period last year

•	Cash at end of period increased to $5.807 million from $5.386 million on July 31, 2011

•	Stockholder equity increased to $15.150 million from $14.758 million on July 31, 2011

•	Paid a $0.04 per share quarterly cash dividend in December.

Subsequent Event

On February 24, 2012, the Board of Directors of ITEX Corporation declared a quarterly cash dividend of $.04 per share payable on March 20, 2012, to stockholders of record as of the close of business on March 9, 2012

About ITEX

ITEX, The Membership Trading CommunitySM, is a leading marketplace for cashless business transactions. Members increase sales through an exclusive distribution channel managed by our broker and franchise network, by utilizing ITEX dollars to exchange goods and services. We generate revenue by charging members percentage-based transaction fees and association fees. ITEX is headquartered in Bellevue, WA. We routinely post important information on the investor relations portion of our website. For more information, please visit www.itex.com.

Contact: Alan Zimmelman, ITEX Corporation, 425.463.4017 or alan@itex.com

Important Additional Information

ITEX Corporation, its directors, its nominees for director and certain of its officers and employees are deemed participants in the solicitation of proxies from stockholders in connection with its annual meeting of stockholders to be held May 14, 2012. Information concerning these participants is available in ITEX’s preliminary proxy statement filed with the Securities and Exchange Commission on March 6, 2012, as amended and supplemented. ITEX plans to file a definitive proxy statement with the SEC and may file other proxy solicitation material in connection with the solicitation of proxies for the annual meeting. Investors and stockholders are advised to read the preliminary proxy statement, which is available now, and the definitive proxy statement and other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and stockholders may obtain, free of charge, copies of the proxy statement and any other documents filed by ITEX with the SEC in connection with the annual meeting of stockholders at the SEC’s website at www.sec.gov or at ITEX’s website at www.itex.com.

ITEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	January 31, 2012	July 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,807	$5,386
Accounts receivable, net of allowance of $341 and $354	997	805
Prepaid expenses	92	131
Loans and advances	62	10
Prepaid advertising credits	19	60
Deferred tax asset, net of allowance of $22 and $22	798	798
Notes receivable	291	180
Other current assets	21	6
Total current assets	8,087	7,376

Property and equipment, net of accumulated depreciation of $409 and $468	63	89
Goodwill	3,191	3,266
Deferred tax asset, net of allowance of $130 and $130, and net of current portion	4,373	4,681
Intangible assets, net of accumulated amortization of $2,823 and $2,691	647	855
Notes receivable, net of current portion	1,261	729
Other long-term assets	21	25
Total assets	$17,643	$17,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts and other expenses payable	$149	$76
Commissions payable to brokers	393	669
Accrued commissions to brokers	1,288	785
Accrued expenses	503	545
Deferred revenue	32	47
Advance payments	118	133
Total current liabilities	2,483	2,255

Long-term liabilities:
Other long-term liabilities	10	8
Total Liabilities	2,493	2,263

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 9,000 shares authorized; 3,636 and 3,636 shares issued and outstanding, respectively	36	36
Additional paid-in capital	28,998	28,867
Accumulated deficit	(13,884)	(14,145)
Total stockholders' equity	15,150	14,758
Total liabilities and stockholders’ equity	$17,643	$17,021

ITEX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three-Months Ended January 31,		Six-Months Ended January 31,
	2012	2011	2012	2011

Revenue:
Marketplace revenue and other revenue	$4,229	$4,417	$8,199	$8,530

Costs and expenses:
Cost of Marketplace revenue	2,808	2,764	5,318	5,243
Corporate salaries, wages and employee benefits	503	554	972	1,017
Selling, general and administrative	558	709	1,221	1,434
Depreciation and amortization	77	155	165	309
	3,946	4,182	7,676	8,003

Income from operations	283	235	523	527

Other income (expense)
Interest, net	31	10	51	20
Other income/(expense), net	312	-	312	34
	343	10	363	54

Income before income taxes	626	245	886	581

Income tax expense	202	94	302	227

Net income	$424	$151	$584	$354

Net income per common share:
Basic	$0.12	$0.04	$0.16	$0.10
Diluted	$0.12	$0.04	$0.16	$0.10

Weighted average shares outstanding
Basic	3,635	3,581	3,641	3,580
Diluted	3,636	3,588	3,642	3,587